Exhibit 99.1

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. ANNOUNCES
CLOSING OF UNDERWRITTEN PUBLIC OFFERING OF COMMON STOCK

LAKE FOREST, CA — February 20, 2014 – Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum” or the “Company”) (NASDAQ: QTWW), a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains, announced today that it has closed its previously-announced underwritten public offering of 2,357,500 common shares at a price to the public of $7.05 per share. The number of shares sold in the offering includes the underwriter’s full exercise of the over-allotment option to purchase an additional 307,500 common shares. Quantum estimates net proceeds from the offering to be approximately $15.3 million, after deducting underwriting discounts and commissions and estimated offering expenses. Quantum intends to use the proceeds from the offering for general corporate and working capital purposes.

Craig-Hallum Capital Group LLC acted as sole book-running manager of the offering. Ascendiant Capital Markets, LLC acted as financial advisor to the Company in connection with the offering.

A registration statement relating to shares of the common stock of Quantum has been declared effective by the Securities and Exchange Commission on September 29, 2011. A preliminary prospectus supplement related to the offering was filed with the U.S. Securities and Exchange Commission on February 13, 2014. A final prospectus supplement related to the offering was filed with the U.S. Securities and Exchange Commission on February 14, 2014. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, by calling 612-334-6300, or by emailing jack.mccarthy@craig-hallum.com. An electronic copy of the final prospectus supplement and accompanying prospectus relating to the offering is available on the website of the U.S. Securities and Exchange Commission at www.sec.gov.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Quantum:

Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains. Quantum produces one of the most innovative, advanced, and light-weight compressed natural gas storage tanks in the world and supplies these tanks, in addition to fully-integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast-to-market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.

More information about the products and services of Quantum can be found at http://www.qtww.com/ or you may contact:

Quantum Investor Relations
Phone: 949-399-4555
Email: ir@qtww.com